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                                                                    EXHIBIT (11)

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the use in this Post-Effective Amendment No. 70 to the Registration Statement of Eaton Vance Municipals Trust (1933 Act File No. 33-572) on behalf of Eaton Vance Arizona Municipals Fund, Eaton Vance Colorado Municipals Fund, Eaton Vance Connecticut Municipals Fund, Eaton Vance Michigan Municipals Fund, Eaton Vance Minnesota Municipals Fund, Eaton Vance New Jersey Municipals Fund, Eaton Vance Pennsylvania Municipals Fund, and Eaton Vance Texas Municipals Fund of our report dated September 5, 1997, relating to the Funds referenced above and of our report dated September 5, 1997, relating to Arizona Municipals Portfolio, Colorado Municipals Portfolio, Connecticut Municipals Portfolio, Michigan Municipals Portfolio, Minnesota Municipals Portfolio, New Jersey Municipals Portfolio, Pennsylvania Municipals Portfolio, and Texas Municipals Portfolio, which reports are included in the Annual Report to Shareholders for the year ended July 31, 1997 which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

         We also consent to the reference to our Firm under the heading "The Funds" Financial Highlights" in the Prospectus and under the caption "Independent Certified Public Accountants" in the Statement of Additional Information of the Registration Statement.

                                               /s/ Deloitte & Touche LLP
                                                   DELOITTE & TOUCHE LLP

November 20, 1997
Boston, Massachusetts